Exhibit 4.11

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of December 17, 2021, is made and entered into by and among Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales (the “IIAC Sponsor”), Strategic Holding Group S.à r.l., an affiliate of the IIAC Sponsor (the “FPA Purchaser”), Mr. Sergio Ermotti, Mr. Dante Roscini, Ms. Tensie Whelan, Audeo Advisors Limited and Mr. Jose Joaquin Guell Ampuero (each such party, together with any Person who hereafter becomes a party to this Agreement by executing a Joinder Agreement, a “Holder” and collectively the “Holders”). The Company and the Holders shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).

BACKGROUND:

WHEREAS, the Company, Investindustrial Acquisition Corp., a Cayman Islands exempted company (“IIAC”), and EZ Cayman, a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Zegna Merger Sub”), entered into that certain Business Combination Agreement, dated as of July 18, 2021 (the “Business Combination Agreement”), pursuant to which, at the Effective Time, Zegna Merger Sub merged with and into IIAC (the “IIAC Merger”), with IIAC continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company, and whereby shareholders of IIAC became shareholders of the Company;

WHEREAS, on the Closing Date, immediately prior to the Effective Time, the FPA Purchaser subscribed for 22,500,000 IIAC Class A Shares (the “Forward Purchase Shares”), pursuant to the Forward Purchase Agreement, dated as of November 18, 2020, by and between IIAC and the FPA Purchaser, as amended on July 26, 2021 in accordance with the terms of the Business Combination Agreement;

WHEREAS, prior to the consummation of the Transactions, the IIAC Class B Shares (the “Founder Shares”) and warrants to purchase IIAC Class A Shares held by the IIAC Sponsor were distributed to the members of the IIAC Sponsor (the “IIAC Sponsor Distribution”);

WHEREAS, prior to the consummation of the Transactions and following the IIAC Sponsor Distribution, the FPA Purchaser, Mr. Ermotti, Mr. Roscini, Ms. Whelan, Audeo Advisors Limited and Mr. Guell Ampuero owned, in the aggregate, (i) 10,062,500 IIAC Class B Shares and (ii) 6,700,000 warrants to purchase IIAC Class A Shares (the “Sponsor Warrants”);

WHEREAS, in connection with the Transactions, the Founder Shares and Forward Purchase Shares were exchanged for a corresponding number of ordinary shares, nominal value €0.02 per share, of the Company (“Company Ordinary Shares”);

WHEREAS, in connection with the IIAC Merger, the Sponsor Warrants were exchanged for a corresponding number of warrants giving the holder thereof the right to purchase one Company Ordinary Share (the “Company Warrants”), subject to the same contractual terms and conditions as the Sponsor Warrants; and

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

LOCK-UP PROVISIONS

Section 1.1 Lock-Up. Subject to Section 1.2 and Section 1.4, each Holder agrees not to Transfer any Lock-Up Shares, or any economic entitlement therein, during the Lock-Up Period. For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares and to receive any dividends or other distributions (it being understood that a Holder’s rights, powers and privileges in respect of the Founder Escrowed Shares shall be subject to the qualifications, limitations and restrictions set forth in the Business Combination Agreement and the Escrowed Shares Escrow Agreement, as applicable).

Section 1.2 Permitted Transfers.

1.2.1 Transfers for Estate Planning. Notwithstanding Section 1.1, subject to Section 1.6, any Holder who is a natural Person shall be permitted to make the following Transfers:

(a)

any Transfer of its Lock-Up Shares by such Holder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Lock-Up Shares to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Holder’s Family Group may occur without compliance with the provisions of this Agreement or to a charitable organization; and

(b)

upon the death of any Holder who is a natural Person, any distribution of its Lock-Up Shares by the will or other instrument taking effect at death of such Holder or by applicable Laws of descent and distribution to such Holder’s estate, executors, administrators and personal representatives, and then to such Holder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 1.2.1(b) shall only be permitted if a Transfer to such transferee would have been permitted if the original Holder had been the transferor.

1.2.2 Transfers to Affiliates. Notwithstanding Section 1.1, subject to Section 1.6, each Holder shall be permitted to Transfer from time to time any or all of its Lock-Up Shares to a corporation, partnership, limited liability company, trust or any other business entity that controls, is controlled by or is under common control or management with such Holder (including, for the avoidance of doubt, with respect to the IIAC Sponsor or the FPA Purchaser, investment funds or special purpose vehicles managed or controlled, directly or indirectly, by Investindustrial S.A.) (“IIAC Affiliates”) (it being understood that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof).

1.2.3 Transfers to Secure Indebtedness. Notwithstanding Section 1.1, subject to Section 1.6, each Holder shall be permitted to Transfer its Lock-Up Shares (a) in connection with any bona fide pledge of Company Ordinary Shares as security or collateral, or any other grant of a security interest over any Company Ordinary Shares or assignment of any rights in relation to any Company Ordinary Shares (a “Security Interest”), in connection with any borrowing or the incurrence of any indebtedness by such Holder, including to or for the benefit of any margin loan lender(s) (and if applicable, its or their permitted assignees and transferees, or any agent or trustee acting for any such margin loan lender(s)) (a “Margin Loan Lender”), in connection with a margin loan provided to such Holder, in each case solely to the extent the grant of such Security Interest constitutes a Permitted Hedge Position; (b) for the purposes of selling, transferring or appropriating any Company Ordinary Shares pursuant to and following any enforcement of any Security Interest over, or in relation to, Company Ordinary Shares granted by such Holder to or for the benefit of any Margin Loan Lender; and (c) for the purposes of selling, transferring or granting a Security Interest over (or enforcing such Security Interest by way of transfer, sale or appropriation) any Company Ordinary Shares that have previously been transferred, sold or appropriated to or by any Person in accordance with clause (b) above (the actions specified in clauses (b) and (c) herein, “Enforcement Actions”); provided that, in the case of clauses (b) and (c) (and in the case of clause (c), other than in respect of the grant of a Security Interest), in relation to such Company Ordinary Shares each transferee or purchaser has agreed in advance to be bound by the restrictions on Transfer set forth in this Agreement for the remainder of the Lock-Up Period, by execution and delivery to the Company of a deed or letter of adherence in a form reasonably satisfactory to the Company.

1.2.4 Transfers for Hedging. Notwithstanding Section 1.1, subject to Section 1.6, each Holder shall be permitted to Transfer its Lock-Up Shares in connection with entering into (a) Permitted Hedged Positions and (b) Hedged Positions; provided, however, that Hedged Positions pursuant to clause (b) shall be permitted only if the Volume Weighted Average Share Price exceeds $15.00 per share for at least twenty (20) out of thirty (30) consecutive Trading Days, commencing after the Closing Date.

1.2.5 Transfers to Equity Holders. Notwithstanding Section 1.1, subject to Section 1.6, each Holder shall be permitted to Transfer from time to time any or all of its Lock-Up Shares to any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in such Holder in connection with a forced liquidation of such Lock-Up Shares in accordance with the organizational documents of such Holder (it being understood that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and that in connection with any such distribution the transferees shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof).

Section 1.3 Expiration of the Lock-Up Period. Following the expiration of the Lock-Up Period, the Lock-Up Shares (or any economic entitlement therein) beneficially owned or held of record by each Holder may be Transferred without restriction under this Agreement, other than the restriction set forth in Section 1.6.3 below; provided, however, that

(a)

the IIAC Sponsor (together with any other IIAC Affiliates) shall maintain beneficial ownership of at least 21,975,000 Company Ordinary Shares (subject to appropriate adjustment for any stock-split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event) for a period of at least eighteen (18) months following the Closing Date; and

(b)

the IIAC Sponsor (together with any other IIAC Affiliates) shall maintain beneficial ownership of at least 10,987,500 Company Ordinary Shares (subject to appropriate adjustment for any stock-split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event) for a period of at least thirty-six (36) months following the Closing Date.

In determining whether the IIAC Sponsor (together with any other IIAC Affiliates) satisfies the beneficial ownership requirement in clause (a) and (b) above, the beneficial ownership of the IIAC Sponsor and any other IIAC Affiliates will include (i) Founder Escrowed Shares, only to the extent such Founder Escrowed Shares have been released to the IIAC Sponsor or any other IIAC Affiliates from the Escrowed Shares Escrow Account in accordance with Section 2.8 of the Business Combination Agreement at the time of determination and (ii) Company Ordinary Shares subject to a Security Interest in connection with any borrowing or the incurrence of any indebtedness by the IIAC Sponsor or any other IIAC Affiliates, including to or for the benefit of any Margin Loan Lender. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 1.3 shall restrict or prevent any Margin Loan Lender from taking or causing any other Person to take any Enforcement Actions pursuant to and following any enforcement of any Security Interest over, or in relation to, Company Ordinary Shares granted by such Holder to or for the benefit of any Margin Loan Lender.

Section 1.4 Early Release. Each Holder may have some or all of its Lock-Up Shares released from the restrictions in Article 1 upon the approval of a majority of the disinterested members of the board of directors of the Company (the “Board”) then in office that qualify as “independent” determining that such release is in the best interests of the Company.

Section 1.5 Definitions. The terms defined in this Section 1.5 shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.5.1 The term “Family Group” shall mean, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions.

1.5.2 The term “Hedged Positions” shall mean the hedging positions and arrangements that effectively transfer a Holder’s economic interest in the Company to a third party (e.g., forward sale contracts), provided that the definition of “Hedged Positions” shall not include hedging positions and arrangements (i) in which a Holder’s economic interest in the Company is retained (e.g., pledges, margin loans), (ii) that minimize exposure to certain risks independent of the business operations of the Company (e.g., currency exchange swaps), or (iii) that marginally cap or limit a Holder’s upside or downside risk while maintaining material economic exposure (e.g., puts, calls and collars) as determined in good faith by the Board and such Holder. For purposes of this Agreement, the hedging positions and arrangements referenced in clauses (i), (ii) and (iii) of this Section 1.5.2 shall constitute “Permitted Hedged Positions”.

1.5.3 The term “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date; provided, however, that the Lock-Up Period shall terminate upon a Change of Control.

1.5.4 The term “Lock-Up Shares” shall mean any (i) (x) Company Ordinary Shares (including the Founder Escrowed Shares) acquired in connection with the Transactions in exchange for Founder Shares and Forward Purchase Shares or (y) Company Warrants acquired in connection with the IIAC Merger in exchange for Sponsor Warrants, in each case to the extent beneficially owned or held of record by a Holder at any time prior to the end of the Lock-Up Period, or (ii) Company Ordinary Shares or Company Warrants acquired in exchange for IIAC Class A Shares or warrants to purchase IIAC Class A Shares, as applicable, that were acquired by a Holder pursuant to open market purchases prior to the Closing (but in each case excluding, for the avoidance of doubt, any Company Ordinary Shares or Company Warrants acquired by a Holder pursuant to the PIPE Financing or pursuant to open market purchases subsequent to the Closing).

1.5.5 The term “Permitted Transferees” shall mean, prior to the expiration of the Lock-Up Period, any Person to whom such Holder or any other Permitted Transferee of such Holder is permitted to transfer such Lock-Up Shares pursuant to Section 1.2.

1.5.6 The term “Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, control or possession of, any interest owned by a Person.

Section 1.6 Additional Provisions Relating to Transfers

1.6.1 Legend. Each Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any Lock-Up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-Up Shares describing the foregoing restrictions.

1.6.2 Prior Notice; Joinder. At least three (3) Business Days of prior notice shall be given during the Lock-Up Period to the Company by the transferor of any Transfer of Lock-Up Shares permitted by Section 1.2. Prior to consummation of any such Transfer during the Lock-Up Period, or prior to any Transfer pursuant to which rights and obligations of the transferor under the Agreement are assigned in accordance with the terms of this Agreement, the transferring Holder shall cause the transferee to execute and deliver to the Company a written agreement in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Upon any Transfer by any Holder of any of its Lock-Up Shares, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Holder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations (as a Holder) under this Agreement, of the transferor thereof.

1.6.3 Compliance with Laws. Notwithstanding any other provision of this Agreement, each Holder agrees that it will not, directly or indirectly, Transfer any of its Lock-Up Shares except as permitted under the applicable Securities Laws.

1.6.4 Trading Plans. The provisions of Article 1 shall not preclude the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not permit the Transfer of Lock-Up Shares during the Lock-Up Period.

1.6.5 Null and Void. Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

if to the Company, to:

Ermenegildo Zegna N.V.

Via Savona 56/a

20144 Milan

Italy

Attention: Delphine Gieux

Email: [***]

with copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller

Email: millersc@sullcrom.com

and, if to any Holder, at such Holder’s address set forth on the Holder’s signature page hereto.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties as provided in this Section 2.1.

Section 2.2 Amendment; Waiver. Subject to Section 1.4, this Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 2.2 shall be void, ab initio. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 2.3 Assignment; No Third Party Beneficiaries.

2.3.1 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and transferees. This Agreement and the rights, duties and obligations hereunder shall not be assignable or transferable by any of the Parties; provided, however, that this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees.

2.3.2 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Section 2.3.

2.3.3 No assignment by any Party of such Party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 2.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 2.3 shall be null and void.

Section 2.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 2.5 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.5.

Section 2.6 Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each a “Related Proceeding”) shall be finally resolved by binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre (the “Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the Rules. The seat of the arbitration shall be in Geneva, Switzerland. Each arbitrator must be (a) an attorney with significant experience with complex cross-border commercial transactions with appropriate experience in New York contract law and (b) neutral and independent of each Party. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (including, with respect to the IIAC Sponsor, investment funds or special purpose vehicles managed or controlled, directly or indirectly, by Investindustrial S.A.) (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 2.6, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 2.6 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 2.7 Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (k) all references to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (l) reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 2.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 2.9 Equitable Remedies. Each Party acknowledges that the other Parties would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such Parties specific performance by such Party of its obligations under this Agreement.

Section 2.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

Section 2.11 Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 2.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

ERMENEGILDO ZEGNA N.V.

By:	/s/ Ermenegildo Zegna di Monte Rubello
Name:	Ermenegildo Zegna di Monte Rubello
Title:	Chief Executive Officer

[Signature Page to IIAC Lock-Up Agreement]

HOLDERS:

INVESTINDUSTRIAL ACQUISITION CORP. L.P. ACTING BY ITS GENERAL PARTNER, ACQUISITION CORP. GP LIMITED

By:	/s/ Marc Harris
Name: Marc Harris
Title: Director

Address: [***]

STRATEGIC HOLDING GROUP S.À R.L.

By:	/s/ Marvin Martins
Name: Marvin Martins
Title: Manager

Address: [***]

SERGIO ERMOTTI

/s/ Sergio Ermotti

Address: [***]

DANTE ROSCINI

/s/ Dante Roscini

Address: [***]

[Signature Page to IIAC Lock-Up Agreement]

TENSIE WHELAN

Tensie Whelan

Address: [***]

AUDEO ADVISORS LIMITED

By:	/s/ Alessandro Tomé
Name:Alessandro Tomé
Title: Director

Address: [***]

JOSE JOAQUIN GUELL AMPUERO

/s/ Jose Joaquin Guell Ampuero

Address: [***]

[Signature Page to IIAC Lock-Up Agreement]

Exhibit A

FORM OF JOINDER TO LOCK-UP AGREEMENT

[______], 20__

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Lock-Up Agreement, dated as of December 17, 2021 (as the same may hereafter be amended, the “Lock-Up Agreement”), among Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Lock-Up Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Lock-Up Agreement as a Holder of Lock-Up Shares in the same manner as if the undersigned were an original signatory to the Lock-Up Agreement, and the undersigned’s Company Ordinary Shares shall be included as Lock-Up Shares under the Lock-Up Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the _________ day of _________________, 20____.

Signature of Shareholder

Print Name of Shareholder

Address: ___________________________________

Agreed and Accepted as of ___________, 20___

ERMENEGILDO ZEGNA N.V.

By:______________________________________
Name:
Title:

A-1